                                                                 EXHIBIT (e)(11)

                        REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT made the 1st day of October, 1997,

BETWEEN:

                  GULF INDONESIA RESOURCES LIMITED, a corporation pursuant to the laws of New Brunswick (hereinafter referred to as "Gulf Indonesia")

                                                             OF THE FIRST PART,

                                   - and -




                  GULF CANADA RESOURCES LIMITED, a corporation pursuant to the laws of Canada (hereinafter referred to as "Gulf')

                                                             OF THE SECOND PART.


         WHEREAS Gulf Indonesia is a wholly-owned subsidiary of Gulf; and

         WHEREAS it is anticipated that a portion of the shares of Gulf Indonesia held by Gulf will be sold to the public in the Offering; and

         WHEREAS Gulf Indonesia believes it to be in its best interests to provide for certain matters related to the sale of securities of Gulf Indonesia after the Offering;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and promises contained herein and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:

                                  ARTICLE 1

                                 DEFINITIONS

1.1      Defined Terms

         For the purpose of this Agreement, the following terms shall have the meaning ascribed thereto below unless otherwise specified:

"AFFILIATES" means, with respect to a Person, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, and the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, activities or policies of any Person or entity, whether through the ownership of voting securities, by contract, employment or otherwise.

"BOARD OF DIRECTORS" means the board of directors of Gulf Indonesia.

"BUSINESS DAY" means a day other than a Saturday or Sunday or a day when banks in the cities of Calgary or New York are not generally open for business.

"CBCA" means the Canada Business Corporations Act as from time to time amended.

"COMPANY SECURITIES" mean any securities of Gulf Indonesia.

"EXEMPT OFFERING" means a private placement, a sale pursuant to Rule 144 or Rule 144A, or other sale of Company Securities, which is exempt from any registration or prospectus requirements under Securities Laws in the jurisdictions where Company Securities are to be offered or sold and any other applicable jurisdictions.

"EXEMPT OFFERING DOCUMENTS" means, in connection with an Exempt Offering, an offering document or documents in a form which counsel to Gulf and counsel to Gulf Indonesia shall consider suitable for private placement or sale in the jurisdiction in which such Exempt Offering is effected or proposed to be effected and which shall comply with all applicable Securities Laws.

"MISREPRESENTATION" and "MATERIAL FACT" shall have the meanings ascribed thereto under applicable Securities Laws in Canada.

"OFFERING" means a public offering of common shares of Gulf Indonesia following which Gulf will own less that all of such shares.

"PERSON" includes an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a stock exchange, trustee in bankruptcy, receiver or any government, any political subdivision, any agency and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of government.

"PUBLIC OFFERING" means a secondary distribution or distribution to the public of Company Securities which is not an Exempt Offering and which complies with all applicable Securities Laws.

"PUBLIC OFFERING DOCUMENTS" means, in connection with a Public Offering, a prospectus (preliminary and final), a registration statement or other form of disclosure document in a form which counsel to Gulf and counsel to Gulf Indonesia shall consider suitable for the Public Offering in accordance with the intended method thereof, and which complies with all applicable Securities Laws.

"RULE 144" and "RULE 144A" mean Rule 144 and Rule 144A, respectively, promulgated under the United States Securities Act of 1933, as amended.

"SECURITIES LAWS" means, with respect to any particular jurisdiction, the securities legislation and rules and regulations, including policy statements and notices adopted or issued by securities regulatory authorities, in such jurisdiction.

"SHELF REGISTRATION STATEMENT" means a registration statement for the registration of securities on a delayed or continuous basis pursuant to Rule 415 and successor rules under the Securities Act of 1933, as amended, and such analogous rules and regulations issued by securities regulatory authorities in other jurisdictions.

"SUBSIDIARY" has the meaning set forth in Section 2(5) of the CBCA.

"UNDERWRITERS" means any underwriter(s) or agent(s) in connection with a Public Offering or Exempt Offering, which shall be selected by the party making a request hereunder (and which shall be acceptable to Gulf Indonesia, acting reasonably).

         1.2      CONSTRUCTION

         Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

         1.3      REFERENCES

         Unless otherwise specified, the references herein to "Sections", "Subsections" or "Articles" refer to the sections, subsections or articles in this Agreement.



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                                      4

                                  ARTICLE 2

                             REGISTRATION RIGHTS

2.1      PUBLIC OFFERING

(a) Gulf shall be entitled to request, from time to time (each, a "Request"), but not more than twice in any 12 month period, by written notice to Gulf Indonesia, that Gulf Indonesia assist Gulf, as the case may be, in connection with a Public Offering of all or part of the Company Securities held by Gulf, provided that the total market value (determined at the date of the Request) of the Company Securities referred to in the Request shall not be less than US $50 million. In addition, after the third anniversary of the closing of the Offering, such Request may include the filing of a Shelf Registration Statement as part of the Public Offering Documents. Gulf shall be entitled to require that the Public Offering be made in any jurisdiction where Gulf Indonesia is, at that time, a reporting issuer, registrant, or the equivalent thereof, and in any other jurisdiction provided that Gulf Indonesia shall not, solely as a result thereof, be required to qualify generally to do business, subject itself to taxation or consent to general service of process in such jurisdiction other than service of process in connection with such offering. Upon receipt by Gulf Indonesia of a Request, Gulf Indonesia shall proceed as expeditiously as reasonably possible to complete the steps and procedures necessary or desirable to complete the Public Offering, and without limiting the generality of the foregoing, Gulf Indonesia shall:

         (i) during the period commencing from the receipt of the Request until 90 days (or such shorter period as may be provided in respect of issuances or sales of Company Securities by Gulf Indonesia in the relevant underwriting, agency, distribution or similar agreement) after closing of the Public Offering, agree that it shall not, without the consent of Gulf which consent shall not be unreasonably withheld, allot or issue any Company Securities or announce publicly any intention to do so, provided that Gulf Indonesia shall be permitted to fulfill any pre-existing contractual obligations to issue Company Securities including, without limitation, its obligations under Company benefit plans;

         (ii) prepare Public Offering Documents in the form appropriate for the type of Public Offering specified in the Request and have the same, when and as requested by Gulf, filed (accompanied by any documentation required under applicable Securities Laws) with the relevant securities regulatory authorities in all relevant jurisdictions and use its best efforts to cause the final versions of any such filed Public Offering Documents to become and remain effective for a period of 12 months after its effective date or, if shorter, until the distribution of the securities contemplated thereby is completed, provided, in the case of a Shelf Registration Statement, the Public Offering Documents shall remain effective until the distribution of the securities contemplated thereby is completed;

         (iii) prior to filing a Public Offering Document, furnish to Gulf and each Underwriter, if any, selected by Gulf in the transaction, copies of such Public Offering Document as are proposed to be filed or delivered, and thereafter furnish to Gulf and each Underwriter, if any, in the transaction, such number of copies of such Public Offering Document (in each case including all exhibits thereto and all documents incorporated by reference therein) and such other documents as Gulf or each underwriter may reasonably request in order to facilitate the intended transaction;

         (iv) promptly notify Gulf and any Underwriter of the occurrence of an event which could reasonably be considered to result in a misrepresentation or a material misstatement or omission in a Public Offering Document, and prepare a supplement or amendment to such Public Offering Document in form and substance reasonably satisfactory to Gulf so that, as thereafter delivered to the purchasers or proposed purchasers, such Public Offering Document (taken together with the amendment or supplement) will contain full, true and plain disclosure relating to the Company Securities and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which it is made; and cause the amendment or supplement to be filed as provided under applicable Securities Laws and promptly make available to Gulf and any Underwriter in the transaction copies of any such supplement or amendment;

         (v) make available for inspection by Gulf and any Underwriter participating in the transaction and any solicitor, accountant, reserve engineer or other professional retained by Gulf or an Underwriter (collectively, the "Professionals"), all financial and other records, pertinent corporate documents and properties of Gulf Indonesia (collectively, the "Records") as shall be reasonably necessary to enable Gulf, any Underwriter and the Professionals to complete their respective due diligence and cause Gulf Indonesia's officers, directors and employees to supply all information reasonably requested by any Professionals in connection with such Public Offering Document. Records which Gulf Indonesia determines, in good faith, to be confidential and which it notifies the Professionals are confidential shall not be disclosed by the Professionals unless and to the extent the disclosure of such Records would be required under applicable Securities Laws. Gulf agrees that information obtained by it as a result of such inspection shall not be used except for the purpose of fulfilling its due diligence obligations;

         (vi) use its best efforts to furnish to Gulf and to each Underwriter, if any, in a transaction, a signed counterpart, addressed to Gulf or each Underwriter, of:

                  (A) an opinion or opinions of counsel to Gulf Indonesia and

                  (B) a comfort letter or comfort letters from Gulf Indonesia's auditors;

                  each covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as Gulf or the Underwriter(s) reasonably request and in form and substance satisfactory to counsel to Gulf and the Underwriter(s);

         (vii) use its best efforts to cause all Company Securities to be issued in connection with the Public Offering, to be listed on each stock exchange on which securities of that type issued by Gulf Indonesia are then listed, if not already listed;

         (viii) enter into customary agreements on usual commercial terms, and take such steps as are customary for transactions of a similar nature (including signing and certifying Public Offering Documents and any supplement or amendment thereto in the customary manner and entering into an underwriting or agency agreement among Gulf Indonesia, Gulf, and the Underwriter(s)) and take such other actions as are reasonably required in order to expedite or facilitate the intended transaction; and

         (ix) use its best efforts to complete the Public Offering under the Securities Laws of the applicable jurisdictions and do any and all other acts and things that may be reasonably necessary or advisable to facilitate completion of the Public Offering.

 (b) Gulf shall promptly furnish in writing to Gulf Indonesia such information regarding the distribution of Company Securities as Gulf Indonesia may from time to time reasonably request and such other information as may be legally required in connection with the preparation or filing of any Public Offering Document.

 (c) Gulf agrees that upon receipt of any notice from Gulf Indonesia pursuant to Section 2.1 (a)(iv), it shall forthwith discontinue the disposition of Company Securities pursuant to such Public Offering Document applicable to such Company Securities until it shall have received copies of such amendment or supplement, and if so directed by Gulf Indonesia, Gulf shall deliver to Gulf Indonesia all copies, other than permanent file copies, then in its possession, of such Public Offering Document covering such Company Securities at the time of receipt of such notice.

 (d) Gulf Indonesia may postpone for a reasonable period of time (but not exceeding 60 days) the filing or effectiveness of any Public Offering Document required pursuant to this Section 2.1 if the Board of Directors of Gulf Indonesia determines (in good faith in a written resolution) that such event:

         (i) would have a material adverse effect upon any plan or proposal, then under active consideration by the Board of Directors, for Gulf Indonesia or any of its material Subsidiaries to engage in a material acquisition or disposition of assets (other than in the ordinary course of business) or any material merger, consolidation, tender offer or similar material business combination, or

         (ii) would have a material, adverse effect on a proposed public offering of Company Securities for the account of Gulf Indonesia, if Gulf Indonesia then expects, and has taken substantial steps prior to receipt of the applicable Request, to make such offering.

         Any such postponement shall begin when Gulf Indonesia gives written notice thereof to Gulf and shall continue until Gulf Indonesia gives written notice of the termination thereof to Gulf, provided that, with respect to such postponement, Gulf Indonesia shall give such notice of termination as soon as the condition giving rise thereto has ceased to exist and, during such postponement (other than during a postponement pursuant to Clause (ii) above), shall take such steps as are necessary to insure that the requested Public Offering will be effected in accordance with the provisions of this Agreement as soon as practicable after such postponement is terminated; and provided further that Gulf Indonesia may only exercise the rights set forth in Clauses (i) and (ii) above one time each during any period of 365 consecutive days. Each such notice of postponement shall specify the basis for the postponement and an approximation of the anticipated delay and shall include a copy of the resolution setting forth the relevant determination of the Board of Directors.

 (e) If the Company proposes to sell any Company Securities (other than by a registration on Form S-4, Form S-8 or any successor or similar form under Securities Laws, or in connection with a tender offer, merger or other acquisition), the Company shall as soon as practicable give notice of such proposed sale (a"Proposed Sale") to Gulf, including the material terms thereof. Gulf shall have no less that 48 hours from receipt of such notice to advise the Company that it wishes to sell Company Securities in such Proposed Sale, in which event Gulf shall be entitled to participate in the Proposed Sale; provided if (i) a Proposed Sale pursuant to this Section 2.1(e) involves an underwritten offering of the Company Securities being registered for sale for the account of the Company, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized national or regional standing under underwriting terms appropriate for such a transaction, and (ii) the managing underwriter of such underwritten offering shall inform the Company and Gulf by letter of its belief that the number of securities requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering or that the inclusion would adversely affect the marketing of the securities to be sold by the Company therein, then the Company may include all securities proposed to be sold by the Company to be sold for its own account and may decrease the number of Company Securities so proposed to be sold and so requested to be included in such registration by Gulf to the extent necessary to reduce the number of securities to be included in the registration statement to the level recommended by the managing underwriter.

2.2      EXEMPT OFFERING

         Gulf shall be entitled to request, from time to time, but not more than twice in any 12 month period, by written notice to Gulf Indonesia to, and Gulf Indonesia shall, provided that the total market value (determined at the date of the notice) of the Company Securities referred to in the notice shall not be less than US $50 million:

         (a) prepare a summary information document with respect to the business and affairs of Gulf Indonesia and its Subsidiaries and their condition (financial and otherwise), historical financial performance and prospects, which is suitable for distribution in the private transaction market or prepare and, if required, file with securities regulatory authorities in Canada or the United States or such other jurisdiction as Gulf may select, an Exempt Offering Document in respect of a proposed Exempt Offering of all or a part of the Company Securities held by Gulf;

         (b) gather, catalogue and make available copies of information customarily found in data rooms in respect of the sale of exploration and production corporations or their assets in the private transaction market;

         (c) provide access to such data rooms and provide knowledgeable staff to assist in answering information requests and correcting and supplementing information which has been given to prospective transaction participants and/or their professional advisors, subject to prospective transaction participants having entered into confidentiality agreements reasonably satisfactory to Gulf Indonesia,

         (d) comply with such provisions of Section 2.1 that are applicable to Exempt Offerings and Exempt Offering Documents to the same extent as if such Exempt Offerings and Exempt Offering Documents were referred to therein; and

         (e) cooperate and assist in its efforts to effect a sale of Company Securities or other form of transaction, in the private transaction market.

2.3      EXPENSES

         All out-of-pocket and other expenses of Gulf Indonesia with respect to each Public Offering or Exempt Offering hereunder (whether or not effective), including, without limitation, the following:

         (a) all fees and expenses in connection with the qualification of Company Securities to be registered for offering and sale under provincial, state securities and "Blue Sky" laws, if applicable, including reasonable fees and disbursements of counsel for any placement or sales agents or underwriters in connection therewith;

         (b) all expenses relating to the preparation, printing, distribution and reproduction of the Public Offering Documents or Exempt Offering Documents, as the case may be, each amendment or supplement to the foregoing, the certificates representing Company Securities to be sold, each agreement with and among any placement or sales agents or underwriters and all documents delivered pursuant thereto;

         (c)      all fees and expenses of any escrow agent or custodian;

         (d) all reasonable fees and expenses of counsel and independent accountants to Gulf Indonesia (including fees and expenses relating to any opinions) delivered pursuant hereto; and

         (e) all fees and expenses in connection with the listing or approval for quotation and trading of Company Securities as required;

shall be borne by Gulf Indonesia, provided that from and after the third Request by Gulf hereunder, Gulf shall bear the out-of-pocket expenses of Gulf Indonesia incurred in connection therewith. For purposes of this Section 2.3, each request by Gulf pursuant to Section 2.2 for which Gulf does not pay the out-of-pocket expenses of Gulf Indonesia shall be a "Request." For greater certainty:

         (f)      all prospectus, registration and filing fees; and

         (g) all fees and expenses of any Underwriter engaged (including reasonable fees and expenses of its counsel);

shall be borne by Gulf in any event. Except as aforesaid, each party shall bear its own costs and expenses incurred in connection with such matters.

2.4      Indemnity

         (a) Gulf Indonesia agrees to indemnify and hold harmless Gulf and the Affiliates, officers, directors, employees, partners and agents of Gulf from and against any and all losses, claims, damages, liabilities and expenses, including costs of investigation and reasonable fees and expenses of legal counsel which arise out of, or are based upon:

                  (i) any liability pursuant to a provision of (including any indemnity in) any underwriting agreement, purchase agreement, agency agreement or other document related to each Public Offering or Exempt Offering to which Gulf Indonesia is a party and directly or indirectly arising out of or based upon any misrepresentation, breach of warranty, untrue statement or alleged untrue statement, whether of a material fact or otherwise, or any omission or alleged omission to state a fact, material or not, of or pertaining to Gulf Indonesia, Gulf Indonesia's Subsidiaries, and their business and operations, or included in any written information provided by Gulf Indonesia for inclusion therein, required to be stated or necessary to make a statement therein not misleading, in light of the circumstances in which it is made; or

                  (ii) any misrepresentation or alleged misrepresentation, breach of warranty, or untrue statement or alleged untrue statement, whether of a material fact or otherwise of or pertaining to Gulf Indonesia, Gulf Indonesia's Subsidiaries, and their business and operations, or included in any information provided by Gulf Indonesia contained in any Public Offering Document or Exempt Offering Document (including an amendment or supplement thereto) relating to a Public Offering or an Exempt Offering, or in any underwriting agreement, purchase agreement, agency agreement or other document related to such transaction to which Gulf Indonesia is a party, or arising out of or based upon any omission or alleged omission to state in any such Public Offering Document or Exempt Offering Document (including any amendment or supplement thereto), or any such underwriting agreement, purchase agreement, agency agreement or other document a fact, material or not, of or pertaining to Gulf Indonesia, Gulf Indonesia's Subsidiaries, and their business and operations, or included in any written information provided by Gulf Indonesia for inclusion therein, required to be stated therein or necessary to make a statement therein not misleading, in light of the circumstances in which it is made;

                  Notwithstanding the foregoing, Gulf Indonesia shall not be liable to Gulf in any such case to the extent that any such losses, claims, damages, liabilities or expenses arise out of or are based upon any misrepresentation, breach of warranty, untrue statement or omission or alleged untrue statement or omission made in such Public Offering Document or Exempt Offering Document (including any amendment or supplement), or any such underwriting agreement, purchase agreement, agency agreement or other document, in reliance upon and in conformity with written information furnished to Gulf Indonesia for inclusion therein by Gulf, or the failure by Gulf to comply with any of its obligations in connection with such Public Offering or Exempt Offering.

         (b) Gulf Indonesia also agrees, upon request by Gulf; to indemnify any Underwriters in connection with the Public Offering, their officers, directors, employees and agents and each person who controls such Underwriters on substantially the same basis as the indemnification of Gulf provided herein.

         (c) Gulf Indonesia may require, as a condition to including any Company Securities in any Public Offering Document or Exempt Offering Document filed, pursuant to Sections 2.1 and 2.2, and to entering into any agency or underwriting agreement with respect thereto, that Gulf Indonesia shall have received an undertaking from Gulf to indemnify and hold harmless Gulf Indonesia and each of its Affiliates, officers, directors, employees, partners and agents from and against any and all losses, claims, damages, liabilities and expenses, including costs of investigation and reasonable fees and expenses of legal counsel which arise out of, or are based upon an untrue statement or alleged untrue statement of a material fact in such Public Offering Document or Exempt Offering Document (including an amendment or supplement thereto) or any omission or alleged omission to state a material fact, required to be stated therein or necessary to make a statement therein not misleading, in light of the circumstances in which it is made, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Gulf Indonesia for inclusion therein by Gulf; provided however that Gulf shall not be required to undertake liability under this Subsection 2.4(c) for any amounts in excess of the dollar amount of the gross proceeds received by Gulf from the sale of its Company Securities pursuant to such offering, in such case as reduced by any damages or other amounts that Gulf was otherwise required to pay by reason of such untrue statement or omission.

2.5      Contribution

         If the indemnification provided for in Section 2.4 is unavailable or insufficient to hold harmless Gulf and/or Gulf Indonesia, as the case may be, in respect of any losses, claims, damages or liabilities or actions in respect thereof, then Gulf Indonesia and Gulf, as the case may be, shall in lieu of indemnifying Gulf or Gulf Indonesia, as the case may be, contribute to the amount paid or payable by Gulf Indonesia and/or Gulf, as the case may be, as a result of such losses, claims, damages, liabilities or actions in such proportion as is appropriate to reflect the relative fault of Gulf Indonesia or Gulf, as the case may be, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Gulf Indonesia or Gulf, as the case may be, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Gulf Indonesia and Gulf agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by Gulf Indonesia or Gulf, as the case may be, as a result of the losses, claims, damages, liabilities or actions in respect thereof referred to above in this paragraph shall be deemed to include any legal or other expenses reasonably incurred by Gulf Indonesia or Gulf, as the case may be, in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph, the amount that Gulf shall be required to contribute shall not exceed the total price at which the securities sold by Gulf was offered to the public. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the United States Securities Act of 1933 (the "Securities Act") shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

2.6      Rule 144

         Gulf Indonesia covenants to and with Gulf that Gulf Indonesia shall timely file the reports required to be filed by it under the Securities Act and the United States Securities Exchange Act of 1934 (the "Exchange Act") (including but not limited to the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act) and the rules and regulations adopted by the Commission thereunder (or, if Gulf Indonesia is not required to file such reports, will, upon the request of any holder of Company Securities, make publicly available other information) and will take such further action as any holder of Company Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Company Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Company Securities, Gulf Indonesia will deliver to such holder a written statement as to whether it has complied with such requirements.

2.7      Compliance with Securities Laws

         Gulf agrees that it will at all times comply with the requirements of all applicable Securities Laws with respect to its transactions in securities of Gulf Indonesia, including Rule lOb-6 under the Exchange Act (to the extent applicable to it).


                                  ARTICLE 3
                                MISCELLANEOUS

3.1      Notices

         All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopier) and, unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express or other reputable overnight commercial delivery service, or by telecopier notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

         Gulf:

         Gulf Canada Resources Limited
         One Norwest Center
         1700 Lincoln, Suite 5000
         Denver, CO 80203-4524

         Attention: President


         Gulf Indonesia:

         Gulf Indonesia Resources Limited
         21st Floor, Wisma 46, Kota, BNI
         JF, Jend. Sudirman.Kav I
         Jakarta, Indonesia

         Attention: Chief Operating Officer

Any notice, request or demand delivered personally or by telecopier shall be deemed to have been given and received on the day it is so delivered if that day is a Business Day or the next Business Day, as the case may be.

3.2      Calculation of Time Periods

         Unless otherwise specified herein, the period of time within which or following which any act is to be done or step taken pursuant to this Agreement shall be calculated by excluding the day on which the period commences and including the day on which the period ends. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day.

3.3      Applicable Law

         This Agreement shall be interpreted and governed in accordance with the laws of the Province of Alberta (being the forum conveniens) and the parties hereby submit to the jurisdiction of the courts of Alberta in connection with any dispute concerning this Agreement or the subject matter thereof. Service of any documents on the parties hereto in connection with any legal proceedings shall be effective if the same are delivered by courier to the addresses for notice set forth herein.

3.4      Severability

         If any provision of this Agreement or any application thereof shall be declared or held to be invalid, illegal or unenforceable in whole or in part whether generally or in any particular jurisdiction, such provision shall be deemed to be amended to the extent necessary to cure such invalidity, illegality or unenforceability, and the validity, legality or enforceability of the remaining provisions of this Agreement, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

3.5      Entire Agreement

         This Agreement represents the entire agreement of Gulf Indonesia and Gulf with respect to the subject matter hereof, and there are no promises, agreements, undertakings, representations or warranties of Gulf Indonesia or Gulf relative to the subject matter hereof not expressly set forth or referred to herein.

3.6      Amendments

         No amendment or modification of this Agreement shall be binding unless in writing and signed by all of the parties hereto.

3.7      Waiver

         No waiver by any party hereto of any breach of any of the provisions of this Agreement shall take effect or be binding upon the party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

3.8      Time of Essence

         Time shall be of the essence of this Agreement.

3.9      Successors and Assigns

         This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Gulf shall be entitled to assign the rights and obligations hereunder to a purchaser of Company Securities, provided that the assignee holds at least 10% of the common shares of Gulf Indonesia and agrees in writing to be bound by the terms hereof and becomes a party hereto.

3.10     Counterparts

         This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.



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                                      15

3.11     Further Acts

         The parties hereto agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things as may be reasonably necessary or desirable in order to give full effect to this Agreement and every part thereof.

         In Witness Whereof the parties hereto have executed this agreement on the date first above written.



                                         GULF INDONESIA RESOURCES LIMITED

                                         Per:  [SIG]

                                         Per:  [SIG]


                                         GULF CANADA RESOURCES LIMITED

                                         Per:  [SIG]

                                         Per:  [SIG]